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                                                                    EXHIBIT 23.1

The Board of Directors
MGI PHARMA, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-13785, 33-23098, 33-23099, 33-65026, 33-79024, 333-38453 and 333-57691)
on Form S-8 and Registration Statement (No. 333-42140) on Form S-3 of MGI PHARMA, Inc. of our report dated February 5, 2001, with respect to the statement of assets acquired and liabilities assumed as of September 30, 2000, and the related statement of direct revenues and direct expenses for the nine-month period then ended of The Hexalen(R) Business of MedImmune, Inc. (as defined in the notes to these financial statements), which report appears in the Form 8-K/A of MGI PHARMA, Inc. dated February 5, 2001.

                                          /s/ KPMG LLP


Minneapolis, Minnesota
February 5, 2001